CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 28, 2016, relating to the financial statements and financial highlights of Loncar Cancer Immunotherapy ETF, a series of ETF Series Solutions, for the period October 13, 2015 (commencement of operations) through August 31, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
December 20, 2016